                                                                    EXHIBIT 99.2

                                  RISK FACTORS

Intense Competition May Erode Profit Margins

    The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

  . National wholesale distributors of pharmaceuticals such as Bergen
    Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Health, Inc., and McKesson HBOC Corporation;

  . Regional and local distributors of pharmaceuticals;

  . Chain drugstores that warehouse their own pharmaceuticals;

  . Manufacturers who distribute their products directly to customers; and

  . Other specialty distributors.

    Some of our competitors have greater financial resources and geographic coverage than we have. Competitive pressures have contributed to a decline in our gross profit margins on operating revenue from 5.42% in fiscal 1996 to 4.48% in fiscal 2000. This trend may continue and our business could be adversely affected as a result.

Changing United States Healthcare Environment

    Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. In recent years, the healthcare industry has undergone significant change in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of prescription drugs, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income.

Concentration of Customers

    During the fiscal year ended September 30, 2000, sales to the federal government, including the Veterans Administration, accounted for 20% of our total operating revenue. A growing portion of our increased sales this year has been to that customer. Consequently, our sales and credit concentration have significantly increased. Accordingly, any defaults in payment or a material reduction in purchases of our products by that customer could have a significant negative impact on our financial condition, results of operations and liquidity. In addition, the Company has contracts with group purchasing organizations ("GPOs") which represent a concentration of buying power among multiple healthcare providers. Failure to win renewal of contracts with GPOs could lead to a loss of revenue.

Debt and Interest Expense May Affect Earnings and Operations

    Our balance sheet is leveraged with approximately $413.2 million in aggregate long-term debt and $282.3 million of stockholders' equity at September 30, 2000. This could negatively affect our operations in a number of ways, including:

  . We may be unable to obtain additional financing when needed for our operations or when desired for acquisitions or expansions.

  . A large part of our cash flow from operations must be dedicated to interest payments on our debt, thereby reducing funds available for other corporate purposes.

  . Since much of our debt is at variable or floating interest rates, a rise in market interest rates will increase our interest expense.

  . The level of our debt could limit our flexibility in responding to downturns in the economy or in our business.

  . The terms of our debt agreements limit our ability to borrow additional money, pay dividends, divest assets and make acquisitions.

Additional Regulatory Risks

    The healthcare industry is highly regulated at the local, state and federal level. Consequently, AmeriSource is subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, the Food and Drug Administration (the "FDA"), various state boards of pharmacy and comparable agencies. These changes may affect AmeriSource's operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies, and packaging pharmaceuticals. A review of AmeriSource's business by regulatory authorities may result in determinations that could adversely affect the operations of AmeriSource. AmeriSource is also subject to changes in various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory practices, and the use and disposal of hazardous substances. Also, the healthcare regulatory environment may change in a manner that would restrict AmeriSource's existing operations, limit the expansion of its business or otherwise adversely affect AmeriSource.

Key Managers May Leave The Company

    AmeriSource depends on its senior and regional management. If some of these employees leave the Company, operating results could be adversely affected. Although AmeriSource has employment contracts with its Chief Executive Officer and Chief Operating Officer, the Company cannot be assured that it will be able to retain these or any other key employees.

Risks of Acquisition Strategy

    Since our initial public offering in April 1995, we have completed several acquisitions. Through these acquisitions and other investments, we have expanded our geographic presence and our breadth of service offerings. We expect to continue to acquire companies as an element of our growth strategy. However, we are not currently engaged in substantive negotiations for material acquisitions. Acquisitions involve certain risks that could cause our actual growth to differ from our expectations. For example:

  . We may not be able to continue to identify suitable acquisition candidates or to complete acquisitions on favorable terms.

  . We compete with other companies to acquire companies. We cannot predict whether this competition will increase. If competition does increase, there may be fewer suitable companies available to be acquired and the price for suitable acquisitions may increase.

  . We may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays or other operational or financial problems during the integration process.

Possible Volatility of Our Stock and Note Prices

    The stock market and the price of our common stock may be subject to volatile fluctuations based on general economic and market conditions, industry trends and company performance. The market price for our common stock may also be affected by our ability to meet analysts' expectations. Failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. Because of the volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result.

Holding Company Structure

    Substantially all of our properties are owned by, and substantially all of our operations are conducted through, our subsidiaries. As a result, we depend on dividends and other payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is subject to certain restrictions under the terms of our debt agreements. See "Risk Factors--Debt and Interest Expense May Affect Earnings and Operations". In addition, the ability of a subsidiary to pay dividends to us will be limited by applicable law.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth our selected consolidated financial data. The statement of operations data and balance sheet data for fiscal 1996 through fiscal 1999 are derived from our audited consolidated financial statements. You should read this information together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations", included elsewhere.

                                     Fiscal Year Ended September 30,
                         --------------------------------------------------------
                            1996      1997(a)    1998(b)    1999(c)     2000(d)
                         ----------  ---------- ---------- ---------- -----------
                           (amounts in thousands, except per share
                                          amounts)                    (unaudited)
Statement of Operations
 Data:
  Operating revenue..... $5,806,126  $8,173,679 $9,373,482 $9,760,083 $11,609,995
  Bulk deliveries to
   customer warehouses..    111,046     124,956    129,555     47,280      35,026
                         ----------  ---------- ---------- ---------- -----------
  Total revenue.........  5,917,172   8,298,635  9,503,037  9,807,363  11,645,021
  Gross profit..........    314,489     404,136    461,897    473,065     519,581
  Operating expenses,
   excluding
   amortization.........    213,681     277,632    320,891    312,077     316,044
  Operating income......    100,507     125,445    138,931    159,002     201,557
  Income before
   extraordinary items..     43,463      50,123     46,030     70,915      99,014
  Net income............     36,221      48,141     46,030     67,466      99,014
  Earnings per share--
   assuming dilution:
  Income before
   extraordinary items..        .90        1.00        .91       1.38        1.90
  Net income............        .75         .96        .91       1.31        1.90
  Weighted average
   common shares
   outstanding--assuming
   dilution.............     48,376      50,301     50,713     51,683      52,020
Balance Sheet Data:
  Cash and cash
   equivalents and
   restricted cash...... $   73,832  $   71,551 $   90,344 $   59,497 $   120,818
  Accounts receivable--
   net..................    405,929     550,824    509,130    612,520     623,961
  Merchandise
   inventories..........    677,173   1,046,582    954,010  1,243,153   1,570,504
  Property and
   equipment--net.......     54,850      70,754     67,955     64,384      64,962
  Total assets..........  1,236,221   1,798,109  1,726,272  2,060,599   2,458,567
  Accounts payable......    749,481   1,070,673    947,016  1,175,619   1,584,133
  Long-term debt, less
   current portion......    443,690     601,454    539,464    558,705     413,217
  Stockholders' equity
   (deficit)............    (34,856)     18,881     75,355    166,277     282,294
  Total liabilities and
   stockholders'
   equity...............  1,236,221   1,798,109  1,726,272  2,060,599   2,458,567

--------
(a) Includes the effect of $11.6 million of costs related to facility consolidations and employee severance.
(b) Includes the effect of $18.4 million of merger costs and $8.3 million of costs related to facility consolidations and employee severance.
(c) Includes the effect of $11.7 million of costs related to facility consolidations and employee severance and $3.2 million of merger costs.
(d) Includes the effect of $1.1 million reversal of costs related to facility consolidations and employee severance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion together with our consolidated financial statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere.

Results of Operations

Year Ended September 30, 2000 Compared with Year Ended September 30, 1999

    Operating revenue for the fiscal year ended September 30, 2000 increased 19% to $11.6 billion from $9.8 billion in the prior fiscal year. During the fiscal year ended September 30, 2000, sales to health systems increased 22%, sales to alternate site customers increased 59%, sales to independent community pharmacy customers increased 11% and sales to the chain drugstore customer group increased 12% compared to the prior year. During the fiscal year ended September 30, 2000, sales to health systems and alternate site customers accounted for 51% of total operating revenue, while sales to independent community pharmacies accounted for 37% and sales to chain drugstores accounted for 12% of the total. The increase in health systems revenue was primarily due to 37% revenue growth with the Veterans Administration, which accounted for 19% and 17% of the total operating revenue for the fiscal years ended September 30, 2000 and 1999, respectively. The balance of the health systems growth was due to growth from existing relationships with group purchasing organizations. Several new alternate site customers were added as a result of the Company's sales reorganization in the prior year, which created a national and regional alternate site sales force. Approximately 15% of the alternate site revenue growth was from a new contract with a mail order facility, which started in the third quarter of fiscal 2000. The increase in independent community pharmacy and chain drugstore revenue was consistent with overall industry growth. Future operating revenue growth may be impacted by customer consolidation and competition within the industry.

    The Company reports as revenue bulk shipments to customer warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Bulk deliveries decreased 26% to $35.0 million in fiscal 2000 compared to fiscal 1999. Due to the insignificant service fees generated from these bulk shipments, fluctuations in volume have no significant impact on operating margins.

    Gross profit of $519.6 million in fiscal 2000 increased by 10% as compared to the prior year due primarily to the increase in operating revenue. As a percentage of operating revenue, the gross profit in fiscal 2000 was 4.48% as compared to 4.85% in the prior year period. The decline in gross profit percentage was primarily due to changes in the customer mix, which included more lower-margin health systems business than in the prior year, and price competition within the pharmaceutical distribution industry. Gross profit may continue to be impacted by price competition, changes in customer and product mix, distribution center performance and manufacturer pricing policies.

    Selling and administrative expenses and depreciation increased by $20.0 million or 7% in fiscal 2000 as compared to the prior year, and decreased as a percentage of operating revenue to 2.73% in fiscal 2000 from 3.04% in fiscal 1999. This improvement reflects the changing customer mix to more health systems business, including the Veterans Administration, which is lower gross margin business, but requires lower operating expense as a percentage of revenue to service. The improvement also reflects warehouse efficiencies and cost reductions related to the Company's fiscal 1998 and 1999 restructuring efforts. These factors were offset in part by an increase in the bad debt provision to $10.3 million for fiscal 2000 compared to a $7.0 million provision in the prior year. The bad debt increase was primarily due to certain customer business failures during the year. While the Company does not believe that this higher level of customer business failure and resultant bad debt expense is indicative of a trend, there can be no assurance that similar events will not occur and result in additional bad debt expense in the future.

    In 1999, the Company acquired C.D. Smith Healthcare, Inc. During fiscal 2000, the Company closed C.D. Smith's Chicago, Illinois pharmaceutical distribution facility and completed the consolidation of C.D. Smith's pharmaceutical packaging business. In addition, the Company completed the conversion of the remaining two C.D. Smith facilities to a centralized system for data processing and other administrative services. A charge of $12.8 million was recognized in the fourth quarter of fiscal 1999 related to these efforts, which included a $7.2 million write-down of goodwill and fixed assets related to the Chicago facility, $3.5 million of contract and lease cancellations and other costs primarily relating to the expected termination of a non-cancelable supply contract, and $2.1 million of severance for approximately 90 warehouse and administrative personnel to be terminated as a result of the facility consolidation and centralization. As of September 30, 2000, all of the restructuring efforts have been completed except for the final resolution of the non-cancelable supply contract which was settled in November 2000 for the anticipated amount. Severance accruals of $0.5 million related to the fiscal 1999 charge were reversed into income during the third quarter of fiscal 2000 primarily related to the decision to retain a manager previously anticipated to be terminated.

    In the fourth quarter of fiscal 1998, the Company began to centralize its data processing, accounting, contract administration and purchasing functions, reorganize its pharmaceutical distribution facilities into five regions, and consolidate two pharmaceutical distribution facilities. A charge of $8.3 million was recognized in the fourth quarter of fiscal 1998 related to these efforts and included severance of $3.3 million for approximately 350 administrative and warehouse personnel and asset write-downs and lease cancellation costs of $5.0 million. As of September 30, 2000, all of the Company's pharmaceutical distribution facilities have been converted to the centralized system and substantially all of the 350 positions have been eliminated. In the third quarter of fiscal 2000, the Company reversed restructuring accruals related to the fiscal 1998 charge of approximately $0.6 million representing severance not paid to employees because they either left the Company before receiving their benefits or took other positions within the Company. This $0.6 million reversal, combined with the $0.5 million reversal of the fiscal 1999 charge described above, is included in the facility consolidations and employee severance line in the Company's statement of operations. In fiscal 1999, the Company reversed $1.1 million of costs originally accrued during fiscal 1997 for facility consolidations and employee severance due to $0.8 million of proceeds in excess of estimates for disposed assets and $0.3 million of severance settled for less than original estimates.

    Operating income of $201.6 million for the year ended September 30, 2000 increased by 27% from the prior year in part because of the $1.1 million restructuring charge reversal in fiscal 2000 as compared to the $14.9 million in facility consolidations, employee severance and merger costs in fiscal 1999. Excluding these items in both years, the increase in operating income was 15% and the Company's operating margin was 1.73% in fiscal 2000 as compared to 1.78% in fiscal 1999. The decrease is due to the reduction in gross margin described above offset in part by the decrease in selling and administrative expense and depreciation as a percentage of operating revenue.

    Interest expense of $41.9 million in fiscal 2000 represents an increase of 6% compared to the prior year. The increase from the prior year expense reflects higher interest rates offset in part by lower average levels of debt and lower borrowing spreads. The increase in average market interest rates during fiscal 2000 was approximately 106 basis points compared to fiscal 1999. Average borrowings during the year ended September 30, 2000 were $611 million as compared to average borrowing of $625 million in the prior fiscal year. Interest expense-adjustment of common stock put warrant to fair value of $0.3 million in the prior year did not recur in the current fiscal year due to the conversion of the underlying warrant to common stock in the fourth quarter of fiscal 1999.

    Income tax expense of $60.7 million in fiscal 2000 reflected an effective tax rate of 38.0% versus 40.6% in the prior fiscal year. The reduction in the effective rate was primarily due to the effect of the non-deductible goodwill write-down and merger costs which occurred in fiscal 1999.

    Income before extraordinary items of $99.0 million represents an increase of 40% over the prior year. Excluding facility consolidation and employee severance and merger costs in both years, income before extraordinary items of $98.3 million increased 19% compared to the prior fiscal year. Net income per share (assuming dilution) increased 45% from the prior year to $1.90 per share as compared to $1.31 per share in the prior year.

Year Ended September 30, 1999 Compared with Year Ended September 30, 1998

    Operating revenue for the fiscal year ended September 30, 1999 increased 4% to $9.8 billion from $9.4 billion in fiscal 1998. During the fiscal year ended September 30, 1999, sales to health systems and alternate site customers increased 11%, sales to independent community pharmacies increased 8%, and sales to the chain drugstore customer group decreased 22%, as compared with the prior fiscal year. During the fiscal year ended September 30, 1999, sales to health systems and alternate site customers accounted for 48% of total operating revenue, while sales to independent community pharmacies accounted for 39% and sales to chain drugstores accounted for 13% of the total. Revenue growth for fiscal 1999 was adversely affected by the termination of service contracts with two large warehousing chains and one large mail order customer during the third quarter of fiscal 1998. Two of these customers were acquired by companies serviced by other pharmaceutical distributors. Excluding the operating revenue in fiscal 1998 from these three customer losses, operating revenue would have increased 12% in the fiscal year ended September 30, 1999 compared to fiscal 1998. Health systems revenue, excluding alternate site facilities, increased 17% in fiscal 1999 over 1998, slightly over one-half of which was from the government sector due to the Company's expansion of its relationship with the Veterans Administration. The federal government accounted for 18% of total operating revenue in fiscal 1999 versus 15% in fiscal 1998. The balance of the health systems growth was from existing relationships with group purchasing organizations.

    Bulk shipments decreased 64% to $47.3 million in fiscal 1999 compared to fiscal 1998. Due to the insignificant service fees generated from these bulk shipments, fluctuations in volume have no significant impact on operating margins.

    Gross profit of $473.1 million in fiscal 1999 increased by 2% compared to fiscal 1998. As a percentage of operating revenue, the gross profit in fiscal 1999 was 4.85% as compared to 4.93% in the prior year. The decline was caused by the shift in the customer mix as well as a reduction in selling margin due to continued competition in the industry.

    Selling and administrative expenses and depreciation increased by $3.0 million or 1% in fiscal 1999 compared to the prior fiscal year, and as a percentage of operating revenue were 3.04% and 3.14% in fiscal 1999 and 1998, respectively. The decrease as a percentage of operating revenue from the prior year was due to the shift in customer mix away from warehousing chains, resulting in decreases in warehouse and delivery expense compared to the prior year, as well as continued productivity improvements from the Company's cost reduction initiatives. These reductions combined with a reduction in bad debt expense of $3.0 million offset costs incurred during the fiscal year ended September 30, 1999 of $5.8 million related to the Company's centralization process described above.

    In addition to the facility consolidation and employee severance costs of $12.8 million described above, the Company incurred merger costs of $3.2 million in the fourth quarter of fiscal 1999 in connection with its acquisition of C.D. Smith, consisting primarily of investment banking, accounting and legal fees. In fiscal 1998, the Company and McKesson HBOC jointly terminated a definitive merger agreement signed in September 1997 after the Federal Trade Commission obtained an injunction halting the proposed merger. Merger-related costs consisting of professional fees and stay-put bonuses totaling $18.4 million were expensed in the fourth quarter of fiscal 1998 as a result of the termination of the McKesson HBOC merger agreement.

    Operating income of $159.0 million in fiscal 1999 increased by 14% from the prior year. The Company's operating margin increased to 1.63% in fiscal 1999 from 1.48% in fiscal 1998 primarily due to the reduction in merger costs from $18.4 million in fiscal 1998 to $3.2 million in fiscal 1999.

    Interest expense of $39.4 million in fiscal 1999 represents a 22% decrease from the prior year due to a combination of lower borrowing rates on variable-rate debt facilities as well as reduced average borrowings. Average borrowing rates under the Company's variable-rate debt facilities declined approximately 50 basis points from the prior fiscal year due to market interest rate declines early in fiscal 1999 as well as the effect of a step-down of 12.5 basis points achieved under the revolving credit facility and the replacement of the Company's receivables securitization facility with a lower cost facility during the fiscal year. In addition, the Company extinguished higher-rate C.D. Smith debt with its variable-rate debt in the fourth quarter of fiscal 1999. Average borrowings decreased $89 million from $714 million in fiscal 1998 to $625 million in fiscal 1999 due primarily to continued emphasis on asset management.

    Interest expense-adjustment of common stock put warrant to fair value declined to $0.3 million in fiscal 1999 from $7.8 million in fiscal 1998. The fair value of the common stock put warrant was based on the value of the underlying common stock of C.D. Smith prior to the merger with AmeriSource. The warrant was exercised and converted into common stock in the fourth quarter of fiscal 1999.

    Income tax expense of $48.4 million in fiscal 1999 reflected an effective tax rate of 40.6% versus 43.0% in the prior fiscal year. The reduction in the effective rate was due to the reduction in the non-deductible interest expense-adjustment of common stock put warrant to fair value described above.

    Income before extraordinary items increased to $70.9 million in fiscal 1999 from $46.0 million in fiscal 1998. Income before extraordinary items per share-assuming dilution increased to $1.38 in fiscal 1999, a 52% increase from fiscal 1998 primarily due to the reduction in merger costs and interest expenses discussed above.

    Extraordinary items-early retirement of debt of $3.4 million, net of income tax benefits of $2.0 million, in fiscal 1999, relates to the extinguishment of long-term debt assumed in the acquisition of C.D. Smith in the fourth quarter of fiscal 1999 as well as the replacement of the Company's prior receivables securitization facility with a new receivables securitization facility described below.

Liquidity and Capital Resources

    During the year ended September 30, 2000, the Company's operating activities generated $216.6 million in cash as compared to $3.0 million generated in fiscal 1999. Cash generation from operations in fiscal 2000 resulted from an increase of $416.0 million in accounts payable, accrued expenses and income taxes offset by increases in accounts receivable of $23.8 million and merchandise inventories of $327.4 million. The increase in accounts payable, accrued expenses and income taxes in excess of the increase in merchandise inventories was due to a 4% increase in days payable outstanding during the year due to the centralization of accounts payable processing and the timing of vendor purchases. Accounts receivable (net) increased only 2% despite the 19% revenue increase due to the change in customer mix to quicker paying health systems customers and the collection of a disputed receivable. Merchandise inventories increased 26% reflecting the changes in customer mix and to support anticipated new customer contracts, including additional business with the Novation group purchasing organization, and seasonal buying opportunities.

    During the year ended September 30, 1999, the Company's operating activities generated $3.0 million in cash as compared to $120.9 million generated in fiscal 1998. Cash generation from operations in fiscal 1999 was impacted by an increase in accounts receivable of $111.7 million primarily due to the 15% growth in operating revenue in the fourth quarter of fiscal 1999 as compared to the similar period in the prior year as well as the $289.1 million increase in merchandise inventories which was offset in part by the

$246.3 million increase in accounts payable, accrued expenses and income taxes. Merchandise inventories increased to support new customer contracts, provide for seasonal buying opportunities and provide for year 2000 supply concerns. A decrease in restricted cash of $41.8 million in fiscal 1999 due to the extinguishment of the Company's prior receivables securitization facility also offset the increase in receivables and inventories.

    During the year ended September 20, 1998, the Company's operating activities generated $120.9 million in cash primarily due to a decrease in accounts receivable of $72.0 million. The reduction in accounts receivable was due to a combination of improved collection efforts and the loss of the three major customers in fiscal 1998 described above. A decrease in merchandise inventory in fiscal 1998 of $133.6 million was offset by a related decrease of $168.0 million in accounts payable, accrued expenses, and income taxes. These decreases were also impacted by the non-renewal of service contracts with three large customers in fiscal 1998 as well as the reversal of the fiscal 1997 year-end build-up of inventory related to the Company's expansion of its Thorofare, New Jersey distribution facility.

    The Company paid a total of $3.6 million, $5.2 million and $6.1 million of severance, contract, and lease cancellation and other costs in fiscal 2000, 1999 and 1998, respectively, related to its fiscal 1999, 1998 and 1997 cost reduction plans discussed above. Severance accruals of $0.1 million and remaining contract and lease obligations of $3.0 million at September 30, 2000 are included in accrued expenses and other.

    Capital expenditures for the fiscal years ended September 30, 2000, 1999 and 1998 were $16.6 million, $15.8 million and $12.1 million, respectively, and relate principally to investments in warehouse improvements, information technology and warehouse automation. Similar expenditures of approximately $20 to $25 million are expected in fiscal 2001.

    During fiscal 2000, the Company and three other healthcare distributors formed an Internet-based company that is an independent, commercially neutral healthcare product information exchange focused on streamlining the process involved in identifying, purchasing and distributing healthcare products and services. The Company contributed $3.6 million to the joint venture in fiscal 2000 and its ownership interest of approximately 22% is being accounted for under the equity method. The Company has committed to contribute approximately $8.0 million over the next one to two years before the entity is expected to become self-funding.

    In fiscal 1998, C.D. Smith acquired the equity interests of the General Drug companies for $28.0 million, which acquisition was financed through borrowings of $16.0 million under its credit facility and the issuance of a subordinated note for $12.0 million. In addition, C.D. Smith refinanced approximately $39.5 million of indebtedness of the General Drug companies.

    In fiscal 2000 and fiscal 1998, cash used by financing activities represented net repayments of the Company's revolving credit facility from cash provided by operations. Cash provided by financing activities during fiscal 1999 represents borrowings under the Company's revolving credit and receivable securitization facilities primarily to fund its working capital requirements. In connection with its acquisition of C.D. Smith in fiscal 1999, the Company extinguished approximately $78 million of C.D. Smith's long-term debt with borrowings under its revolving credit facility.

    At September 30, 2000, borrowings under the Company's $500 million revolving credit facility were $20.0 million and borrowings under its $400 million receivables securitization facility were $385.0 million. The revolving credit facility expires in January 2002 and provides for interest rates ranging from LIBOR plus 25 basis points to LIBOR plus 125 basis points based upon certain financial ratios. In May 1999, the Company entered into a new $325 million receivables securitization facility to replace its previous facility. The new facility had an initial term of three years and interest rates are based on prevailing market rates for short-term commercial paper plus a program fee of 38.5 basis points. During fiscal 2000, the Company amended its receivables securitization facility to provide an additional $75 million of borrowing capacity, increasing total commitments under this facility from $325 million to $400 million and also extended the expiration date to May 2003. The receivables securitization facility represents a financing vehicle utilized by the Company because of the availability of attractive interest rates relative to other financing sources. The Company securitizes its trade accounts and note receivables, which are generally non-interest bearing, in transactions that do not qualify as sales transactions under SFAS No. 125. In October 2000, the Company entered into a short-term supplemental $200 million senior secured revolving credit agreement with interest at a rate equal to LIBOR plus 137.5 basis points. This agreement expires April 30, 2001 and is intended to fund seasonal inventory purchases if necessary.

    The Company's primary exposure to market risk consists of changes in interest rates on borrowings. An increase in interest rates would adversely affect the Company's operating results and the cash flow available after debt service to fund operations and expansion and, if permitted to do so under its revolving credit facility, to pay dividends on its capital stock. The Company enters into interest rate protection agreements from time to time to hedge the exposure to increasing interest rates with respect to its long-term debt agreements. The Company provides protection to meet actual exposure and does not speculate in derivatives. There were no such agreements in effect at September 30, 2000. For every $100 million of unhedged variable rate debt, a 75 basis point increase in interest rates would increase the Company's annual interest expense by $0.75 million.

    The Company's operating results have generated sufficient cash flow which, together with borrowings under its debt agreement and credit terms from suppliers, have provided sufficient capital resources to finance working capital and cash operating requirements, fund capital expenditures, and fund the payment of interest on outstanding debt. The Company's primary ongoing cash requirements will be to finance working capital, fund the payment of interest on indebtedness, and fund capital expenditures and routine growth and expansion through new business opportunities. Future cash flows from operations and borrowings are expected to be sufficient to fund the Company's ongoing cash requirements.

    The Company is subject to certain contingencies pursuant to environmental laws and regulations at one of its former distribution centers that may require remediation efforts. In fiscal 1994, the Company accrued a liability of $4.1 million to cover future consulting, legal and remediation, and ongoing monitoring costs. The accrued liability ($3.8 million at September 30, 2000), which is reflected in other long-term liabilities on the accompanying consolidated balance sheet, is based on an estimate of the extent of contamination and choice of remedy, existing technology, and presently enacted laws and regulations. However, changes in remediation standards, improvements in cleanup technology, and discovery of additional information concerning the site could affect the estimated liability in the future.

Recently Issued Financial Accounting Standards

    In fiscal 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended in fiscal 2000 by SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. The provisions of SFAS No. 138 are effective for fiscal years beginning after June 15, 2001. Adoption of this statement is not expected to have a material impact on the consolidated financial statements or related disclosures.

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which requires adoption during the fourth quarter of fiscal 2001. At this time, the Company does not anticipate that the adoption of SAB 101 will have a material impact on the consolidated financial statements. The Company will continue to analyze the impact of SAB 101, including any amendments or further interpretation, based upon the relevant facts and circumstances at the time of adoption.

    In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which replaces SFAS No. 125 that the Company currently follows to account for its receivables securitization facility. The accounting requirements of this statement are effective for transfers occurring after March 31, 2001. Adoption of this statement is not expected to impact the Company's treatment of its receivables securitization facility as a financing transaction and any effect is expected to be limited to the form and content of its disclosures.

                                    BUSINESS

    AmeriSource Health Corporation is a holding company and substantially all of its operations are conducted through its direct wholly-owned subsidiary, AmeriSource Corporation. We are a leading wholesale distributor of pharmaceutical products and related healthcare solutions in the United States. We provide services to health systems (hospitals and other acute care facilities), alternate site customers (mail order facilities, nursing homes, clinics and other non-acute care facilities), independent community pharmacies and chain drugstores. We believe we are the largest provider of pharmaceuticals to the health systems market.

    We serve customers nationwide through 21 pharmaceutical distribution facilities and three specialty products distribution facilities. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and consumers.

    Over the past five years we have grown significantly, primarily as a result of overall industry growth, acquisitions, and a focused business strategy that has created market share gains in existing markets. During that period, our operating revenue has increased at a compound annual growth rate of 18.9%, and our operating income (before unusual items) has increased at a compound annual growth rate of 15.1%.

    AmeriSource Health Corporation was incorporated in Delaware in 1988. The address of the principal executive office of the Company is 1300 Morris Drive, Suite 100, Chesterbrook, PA 19087. The telephone number is (610) 727-7000 and our web site is www.amerisource.com.

Business Strategy

    AmeriSource's business strategy is anchored in national pharmaceutical distribution and reinforced by the value-added business solutions it provides its customers and suppliers. This focused strategy has resulted in significant business expansion over the past five years and the Company believes it is well positioned to continue to grow revenue and increase operating income through the execution of the following key elements of its business strategy:

  . Increasing Market Share in Existing Markets. The Company believes that it is well-positioned to continue to grow in its existing markets by: (i) providing superior distribution services to its customers and suppliers;
    (ii) delivering value-added solutions which improve the efficiencies and competitiveness of both customers and suppliers, allowing the supply chain to better deliver healthcare to patients and consumers; (iii) focusing on market-based customer groups in order to deliver the specific programs and services unique to each group; (iv) continuing to expand geographically by further penetrating selected market areas where the Company has only recently entered; (v) maintaining its low-cost operating structure to ensure that the Company's services are priced competitively in the marketplace; (vi) continuing to develop and acquire new value-added solutions for customers and suppliers; and (vii) maintaining its decentralized operating structure to respond to customers' needs more quickly and efficiently and to ensure the continued
    development of local and regional management talent. These factors have allowed AmeriSource to compete effectively in the marketplace and generate above-average industry sales growth over the last five years.

  . Acquisition Opportunities. The Company believes that opportunities may arise to acquire local and regional distribution companies or other companies which deliver value-added solutions to customers or suppliers.

  . Continuing Growth of Healthcare Solutions for Customers. AmeriSource works closely with customers to develop an extensive range of healthcare solutions both for specific customer groups and across the customer base. In addition to enhancing the Company's profitability, these solutions increase customer loyalty and strengthen AmeriSource's overall role in the pharmaceutical supply channel. These solutions include: the ECHO(R) Suite, a proprietary software system providing sophisticated ordering and inventory management assistance to institutional and retail customers and including iECHO(R) for Internet access, iECHO(R) Plus for multiple sites, ECHO(R) Inventory Module for physical inventory management, and other ECHO(R) management tools; Family Pharmacy(R), which enables independent community pharmacies and small chain drugstores to compete more effectively through access to pharmaceutical benefit and merchandising programs, disease management, pharmaceutical care services, as well as familypharmacy.com the new e-commerce site which provides on-line shopping; AmeriSource Select which provides best-priced generic products; American Health Packaging, which delivers unit dose, punch card and unit-of-use packaging for health systems, alternate site and retail customers; Pharmacy Healthcare Solutions, which provides hospital consulting to improve operational efficiencies and RECOVERx, a program for recovering indigent patient pharmaceutical reimbursements; Diabetes Shoppe and Diabetes Corner(TM), which provide independent and chain pharmacies with an array of products diabetics need; Rita Ann, the fragrance and cosmetic specialty distributor with a wide variety of prestige products; and Health Services Plus, which delivers a comprehensive supply of injectables, vaccines, plasma and oncology products to a variety of providers of healthcare. In addition, the Company owns a 19.9% interest in Telepharmacy Solutions, Inc., formerly ADDS, Inc., a leading provider of e-commerce medications management solutions for the healthcare industry.

  . Continuing Growth of Healthcare Solutions for Suppliers. Since centralizing procurement activities over a year ago, AmeriSource has been rapidly developing solutions for suppliers to improve the healthcare supply chain. Programs for suppliers to rapidly distribute new products, marketing services to expand usage and availability of products, custom packaging, and data sharing are only a few of the value-added solutions being developed to support suppliers. The Company believes these services will continue to expand and contribute to its revenue and income growth.

  . Maintain Low-Cost Operating Structure. AmeriSource believes it has one of the lowest operating cost structures among its four major national competitors. This year the Company completed a two-year effort to move its 21 distribution centers to a common information technology platform. This successful effort combined with the centralization of the procurement, accounting and contract administration activities has contributed significantly to reduced operating expenses as a percentage of revenue. Specifically, the Company has reduced its selling and administrative expenses and depreciation as a percentage of operating revenue from 3.62% in fiscal 1995 to 2.73% in fiscal 2000. In addition, AmeriSource believes it will continue to achieve productivity and operating income gains as it invests in warehouse automation technology, implements "best practices" in warehousing activities, and increases operating leverage due to increased volume per Rx distribution facility.

Industry Overview

   The Company has benefited from the significant growth of the full-service drug wholesale industry in the United States. Industry sales grew from $30 billion in 1990 to $95 billion in 1999. While sales throughout the wholesale drug industry have grown, the number of pharmaceutical wholesalers in the United States has declined significantly in recent years. This consolidation trend may continue, with the industry's largest companies increasing their percentage of total industry sales.

    The factors contributing to the growth of the full-service drug wholesale industry in the United States, and other favorable industry trends, include (i) an aging population, (ii) the introduction of new pharmaceuticals, (iii) the increased use of outpatient drug therapies, (iv) rising pharmaceutical prices, and (v) expiration of patents for widely-used brand name pharmaceuticals.

    Aging Population. The number of individuals over age 65 in the United States grew from approximately 31 million in 1990 to approximately 34 million in 2000 and is projected to increase to more than 39 million by the year 2010. This age group suffers from a greater incidence of chronic illnesses and disabilities than the rest of the population and is estimated to account for approximately two-thirds of total healthcare expenditures in the United States.

    Introduction of New Pharmaceuticals. Traditional research and development as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, continue to generate new compounds and delivery methods that are more effective in treating diseases. These compounds have been responsible for significant increases in pharmaceutical sales. The Company believes that ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry.

    Increased Use of Outpatient Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, the Company believes drug therapy has had a beneficial impact on overall healthcare costs by reducing expensive surgeries and prolonged hospital stays. Pharmaceuticals currently account for less than 11% of overall healthcare costs, and manufacturers' emphasis on research and development is expected to continue the introduction of cost-effective drug therapies.

    Rising Pharmaceutical Prices. The Company believes that price increases by pharmaceutical manufacturers will continue to equal or exceed the overall Consumer Price Index. The Company believes that these increases will be due in large part to the relatively inelastic demand in the face of higher prices charged for patented drugs as manufacturers have attempted to recoup costs associated with the development, clinical testing and Food and Drug Administration ("FDA") approval of new products.

    Expiration of Patents for Brand Name Pharmaceuticals. A significant number of patents for widely-used brand name pharmaceutical products will expire in the next several years. Such products are expected to be marketed by generic manufacturers and distributed by the Company. We consider this a favorable trend because generic products have historically provided a greater gross profit margin opportunity than brand name products.

Operations

    Decentralized Operating Structure. AmeriSource currently operates 21 pharmaceutical distribution facilities and three specialty products distribution facilities, organized into five regions across the United States. Unlike its more centralized competitors, the Company is structured as an organization of locally managed profit centers. The Company believes that operating economies of scale exist principally at the distribution facility level. Management of each distribution facility has responsibility for its own financial performance. The distribution facility's results, including earnings and achievement of asset management goals, have a direct impact on management compensation at these facilities. The distribution facilities utilize the Company's corporate staff for marketing, data processing, financial, purchasing, legal and executive management resources and corporate coordination of asset and working capital management. In the fourth quarter of fiscal 1998, the Company began to centralize its data processing, accounting, and contract administration and purchasing functions. As of September 2000, the above functions of all drug distribution facilities have been centralized. The Company believes that the centralization of these administrative functions will result in future efficiencies without affecting the Company's decentralized operations and management.

    Sales and Marketing. The Company has over 250 sales professionals organized regionally and specialized by four customer groups: health systems, alternate site, independent community pharmacies and chain drugstores. Customer service representatives are located in each distribution facility in order to respond to customer needs in a timely and effective manner. In addition, a specially trained group of telemarketing representatives makes regular contact with customers regarding special promotions. AmeriSource's corporate marketing department designs and develops the Company's array of value-added customer solutions. Tailored to specific customer groups and under the banner of "Delivering Healthcare Solutions", these programs can be further customized at the distribution facility level to adapt to local market conditions. Corporate sales and marketing also services national account customers through close coordination with local distribution centers.

    Facilities. Each of the Company's distribution facilities carries an inventory suited to the needs of the local market. The efficient distribution of small orders is possible through the extensive use of computerization and modern warehouse techniques. These include computerized warehouse product location, routing and inventory replenishment systems, gravity-flow racking, mechanized order selection and efficient truck loading and routing. The Company typically delivers its products to its customers on a daily basis. It utilizes a fleet of owned and leased vans and trucks and contract carriers. Night picking operations in its distribution facilities have further reduced delivery time. Orders are generally delivered in less than 24 hours.

    The following table presents certain information on a fiscal year basis regarding the Company's operating units in the aggregate.

                                         Fiscal Year Ended September 30,
                                  ---------------------------------------------
                                    1996     1997     1998     1999     2000
                                  -------- -------- -------- -------- ---------
                                      (dollars in millions; square feet in
                                                   thousands)
Operating revenue................ $5,806.1 $8,173.7 $9,373.5 $9,760.1 $11,610.0
Number of Rx distribution
 facilities......................       21       22       23       22        21
Average revenue/Rx distribution
 facility........................ $  274.6 $  366.9 $  398.8 $  430.8 $   538.6
Total square feet (Rx
 facilities).....................  1,889.7  2,318.1  2,286.0  2,174.4   2,145.0
Average revenue/square foot (in
 whole dollars)
 (Rx facilities)................. $  3,052 $  3,482 $  4,012 $  4,359 $   5,273

    Customers and Markets. The Company has a diverse customer base that includes health systems and alternate site customers, independent community pharmacies and chain drugstores, including pharmacy departments of supermarkets and mass merchandisers. AmeriSource is typically the primary source of supply for its customers. In addition, the Company offers a broad range of value-added solutions designed to enhance the operating efficiencies and competitive positions of its customers, allowing them to improve the delivery of healthcare to patients and consumers. The table below illustrates the change in the Company's customer sales mix over the last five fiscal years.

                                     Fiscal Year Ended September 30,
                         -----------------------------------------------------------
                            1996        1997        1998        1999        2000
                         ----------  ----------  ----------  ----------  -----------
                                          (dollars in millions)
Health systems and
 alternate site......... $2,675  46% $3,710  45% $4,200  45% $4,650  48% $ 5,927  51%
Independent community
 pharmacies.............  2,057  35   2,929  36   3,567  38   3,855  39    4,278  37
Chain drugstores........  1,074  19   1,535  19   1,606  17   1,255  13    1,405  12
                         ------ ---  ------ ---  ------ ---  ------ ---  ------- ---
   Total operating
    revenue............. $5,806 100% $8,174 100% $9,373 100% $9,760 100% $11,610 100%
                         ====== ===  ====== ===  ====== ===  ====== ===  ======= ===

    No single customer represented more than 5% of the Company's total operating revenue during fiscal 2000, except for the federal government, which includes the Veterans Administration, which accounted for approximately 20%. Including the federal government, the Company's top ten customers represented approximately 28% of total operating revenue during fiscal 2000. A profile of each customer class follows:

  . Health Systems and Alternate Site. AmeriSource believes it is the nation's largest distributor to the health systems market, which includes hospitals and acute-care facilities and a growing provider to the alternate site market, which includes mail order facilities, nursing homes, clinics and other non-acute care facilities. Health systems and alternate site facilities purchase large volumes of high-priced, easily handled pharmaceuticals. The Company benefits from quick turnover of both inventory and receivables and lower-than average operating expenses for these customers. Sales to health systems and alternate site customers have grown at a compound rate of 19.6% from fiscal 1995 through fiscal 2000.

  . Independent Community Pharmacies. Independent community pharmacy owners provide an attractive opportunity for the application of the Company's value-added solutions. The Company's sales to independent customers have risen at a compound rate of 21.7% from fiscal 1995 through fiscal 2000. This is due to market growth within this customer group, AmeriSource's acquisition activity, and the success of the Company's customized marketing and merchandising programs, such as its Family Pharmacy(R) program.

  . Chain Drugstores. This class includes chain drugstores, including pharmacy departments of supermarkets and mass merchandisers. The Company's sales to chains have risen at a compound rate of 10.5% from fiscal 1995 through fiscal 2000. This growth rate reflects new business with non-warehousing retail chains as well as the growth of existing retail chain customers. However, sales to chain drugstores decreased in fiscal 1999 due to the termination of service contracts with two large warehousing chain drugstores in fiscal 1998.

    Suppliers. AmeriSource obtains pharmaceutical and other products from a number of manufacturers, none of which accounted for more than approximately 9% of its net sales in fiscal 2000. The five largest suppliers in fiscal 2000 accounted for approximately 28% of net sales. Historically, the Company has not experienced difficulty in purchasing desired products from suppliers. The Company has agreements with many of its suppliers which generally require the Company to maintain an adequate quantity of a supplier's products in inventory. The majority of contracts with suppliers are terminable upon 30 days notice by either party. The loss of certain suppliers could adversely affect the Company's business if alternate sources of supply were unavailable. The Company believes that its relationships with its suppliers are good.

    Management Information Systems. The Company has continually invested in advanced management information systems and automated warehouse technology. The Company's management information systems provide for, among other things, electronic order entry by customers, invoice preparation and purchasing and inventory tracking. As a result of electronic order entry, the cost of receiving and processing orders has not increased as rapidly as sales volume. The Company's customized systems strengthen customer relationships by allowing the customer to lower its operating costs and by providing the basis for a number of the value-added solutions the Company provides its customers, including marketing data, inventory replenishment, single-source billing, computer price updates and price labels. During fiscal 2000, the Company completed converting the management information systems at its pharmaceutical distribution facilities into one centralized management information system. This initiative allowed the Company to improve its information capabilities and eliminate redundant processing and computer operating expenditures. Management plans to continue to make system investments to further improve its information capabilities and meet its customer and operational needs.

Competition

    AmeriSource engages in the wholesale distribution of pharmaceuticals and related healthcare solutions in a highly competitive environment. The Company competes with both national and regional distributors, some of which are larger and have greater financial resources than AmeriSource. The Company's national competitors include Bergen Brunswig Corporation, Bindley Western Industries, Inc., Cardinal Health, Inc., and McKesson HBOC, Inc. In addition, the Company competes with regional and local distributors, direct-selling manufacturers, warehousing chain drugstores, and other specialty distributors. Competitive factors include value-added service programs, breadth of product line, price, service and delivery, credit terms and customer support. We expect that the pharmaceutical wholesale industry will continue to undergo further consolidation.

Employees

    As of September 30, 2000, the Company employed approximately 3,700 persons, of which approximately 3,550 were full-time employees. Approximately 12% of full and part-time employees are covered by collective bargaining agreements. The Company believes that its relationship with its employees is good.

Regulatory and Environmental Matters

    The United States Drug Enforcement Administration, the Food and Drug Administration and various state boards of pharmacy regulate the distribution of pharmaceutical products and controlled substances, requiring wholesale distributors of these substances to register for permits and to meet various security and operating standards. As a wholesale distributor of pharmaceuticals and certain medical/surgical products, the Company is subject to these regulations. The Company has received all necessary regulatory approvals and believes that it is in substantial compliance with all applicable wholesale distribution requirements.

    The Company is aware that at its former Charleston, South Carolina distribution center there is evidence of residual soil contamination remaining from the fertilizer manufacturing process operated on that site by third parties over thirty years ago. The Company's environmental consulting firm conducted a soil survey and a groundwater study during fiscal 1994 and fiscal 1995. The results of the studies indicate that there is lead on-site at levels requiring further investigation and potential remediation. A preliminary engineering analysis was prepared by outside consultants during the third quarter of fiscal 1994, and indicated that, if both soil and groundwater remediation are required, the most likely cost is estimated to be $4.1 million. Accordingly, a liability of $4.1 million was recorded during fiscal 1994 to cover future consulting, legal and remediation and ongoing monitoring costs. The Company is working with the appropriate state and federal regulatory agencies regarding further tests and potential site remediation. That negotiation, investigation and remediation could take several years and the actual costs may differ from the liability that has been recorded. The accrued liability ($3.8 million at September 30, 2000), which is reflected in other liabilities in the Company's consolidated balance sheet, is based on the present estimate of the extent of contamination, choice of remedy, and enacted laws and regulations, including remedial standards; however, changes in any of these could affect the estimated liability.

Properties

    As of September 2000, the Company conducted its business from office and operating unit facilities at 39 locations throughout the United States. In the aggregate, the Company's operating units occupy approximately 2.7 million square feet of office and warehouse space, of which approximately 0.9 million square feet is owned and the balance is leased under lease agreements with expiration dates ranging from 2000 to 2012. The Company's 21 pharmaceutical distribution facilities range in size from approximately 20,000 square feet to 207,100 square feet. Leased facilities are located in the following states:
Alabama, Arizona, California, Delaware, Florida, Idaho, Indiana, Kentucky, Massachusetts, Minnesota, New Jersey, Ohio, Oregon, Pennsylvania, Tennessee, Texas, Virginia and West Virginia. Owned facilities are located in the following states: Alabama, Illinois, Indiana, Kentucky, Maryland,

Missouri, Ohio, Tennessee and Virginia. The Company utilizes a fleet of owned and leased vans and trucks, as well as contract carriers to deliver its products.

Legal Proceedings

    In 1998 the Company sued a former customer which refused to pay invoices, net of credit memos, totaling approximately $21 million for goods sold and delivered. The former customer filed counterclaims alleging it suffered damages as a result of certain performance problems affecting the Company. In January 2000, the Company settled all claims with the former customer. The terms of the confidential settlement agreement did not have any adverse effect on the Company's financial position or results of operations.

    In November 1993, the Company was named a defendant, along with six other wholesale distributors and twenty-four pharmaceutical manufacturers, in a series of purported class action antitrust lawsuits brought by retail pharmacies and alleging violations of various antitrust laws stemming from the use of chargeback agreements. In addition, the Company and four other wholesale distributors were added as defendants in a series of related antitrust lawsuits brought by independent pharmacies and chain drugstores, which had opted out of the class action cases. The Company also was named a defendant in parallel suits filed in state courts in Minnesota, Alabama, Tennessee and Mississippi. The federal class actions were transferred along with the individual and chain drugstore cases to the United States District Court for the Northern District of Illinois for consolidated and coordinated pretrial proceedings. In essence, these lawsuits claimed that the manufacturer and wholesaler defendants combined, contracted and conspired to fix the prices charged to retail pharmacies for prescription brand name pharmaceuticals. Specifically, plaintiffs claimed that the defendants used "chargeback agreements" to give some institutional pharmacies discounts that allegedly were not made available to retail drugstores. Plaintiffs sought injunctive relief, treble damages, attorneys' fees and costs. In October 1994, the Company entered into a Judgment Sharing Agreement with the other wholesaler and pharmaceutical manufacturer defendants. Under the Judgment Sharing Agreement: (a) the manufacturer defendants agreed to reimburse the wholesaler defendants for litigation costs incurred, up to an aggregate of $9 million; and (b) if a judgment is entered against both manufacturers and wholesalers, the total exposure for joint and several liability of the Company is limited to the lesser of 1% of such judgment or $1 million. In addition, the Company has released any claims which it might have had against the manufacturers for the claims presented by the Plaintiffs in these lawsuits. Subsequent amendments to the Judgment Sharing Agreement have provided additional protection to the Company from litigation expenses in exchange for updated releases. The Judgment Sharing Agreement covers the federal court litigation as well as the cases which have been filed in various state courts.

    After a ten-week trial in the federal class action case, the Court granted all of the defendants' motions for a directed verdict and dismissed the claims the class plaintiffs had asserted against the Company and the other defendants. The judgment entered in favor of the Company was affirmed on appeal.

    The state cases are proceeding. The Minnesota case settled without any payment or admission of liability by the Company. On November 29, 1999, the trial court in Alabama dismissed all of the claims asserted against the Company and the other wholesaler and manufacturer defendants in accordance with a ruling from the Alabama Supreme Court. The Mississippi and Tennessee cases remain pending, but are inactive.

    On or about October 2, 1997, the group of independent pharmacies and chain drugstores which had opted out of the class action, filed a motion with the United States District Court for the Northern District of Illinois seeking to add the Company and the other wholesale distributors as defendants in their cases against the manufacturer defendants, which cases are consolidated before the same judge who presides over the class action. This motion was granted and the Company and the other wholesale distributors have been added as defendants in those cases as well. As a result, the Company has been served with approximately 120 additional complaints on behalf of approximately 4,000 pharmacies and chain retailers. Discovery and motion practice is presently underway in all of these opt-out cases. The Company believes it has meritorious defenses to the claims asserted in these lawsuits and intends to vigorously defend itself in all of these cases.

    AmeriSource has been named as a defendant in four lawsuits based upon alleged injuries attributable to a category of products typically referred to as fen-phen. AmeriSource did not manufacture these products; however, prior to an FDA recall, AmeriSource did distribute these products from several of its vendors. In August 2000, the Company entered into an Indemnification Agreement with one of the manufacturer defendants. Under the Indemnification Agreement, the manufacturer agreed to reimburse the Company for past attorney's fees and to indemnify and defend the Company going forward, except the manufacturer will only indemnify the Company based on the percentage of liability assigned to its products if: (a) verdicts are rendered against a phentermine manufacturer in at least three cases where 10% of liability is apportioned to the phentermines; or
(b) verdicts are rendered against a phentermine manufacturer in 7 cases, regardless of the percentage of liability.

    The Company is a party to various lawsuits arising in the ordinary course of business; however, the Company does not believe that the outcome of these lawsuits, individually or in the aggregate, will have a material adverse effect on its business or financial condition.